Exhibit 99.1

Transmeridian Completes Consent Solicitation

HOUSTON, May 23, 2006 (Prime Zone) – Transmeridian Exploration Incorporated (AMEX: TMY) announced today the completion by Transmeridian Exploration Inc., the Company’s wholly-owned British Virgin Islands subsidiary (“TMEI”), of TMEI’s previously-disclosed consent solicitation with respect to TMEI’s $250 million of outstanding Senior Secured Notes due 2010 (the “Notes”). Pursuant to the consent solicitation, TMEI solicited consents to certain proposed amendments to the indenture pursuant to which the Notes were issued, including amendments to permit (i) the issuance under the indenture of additional Senior Secured Notes due 2010 in an aggregate principal amount of up to $40 million and (ii) the payment of accrued dividends on the Company’s outstanding Series A cumulative convertible preferred stock in an amount not to exceed $1 million. Adoption of the proposed amendments requires consents from the holders of at least a majority in aggregate principal amount of the Notes.

As of 5:00 p.m., New York City time, on May 22, 2006, the expiration time of the consent solicitation, TMEI had received consents from the holders of a majority in aggregate principal amount of the Notes. Accordingly, the requisite consents to adopt the proposed amendments to the indenture pursuant to which the Notes were issued have been received and a supplemental indenture setting forth the proposed amendments will be executed on or about May 24, 2006. The supplemental indenture and the proposed amendments provided for therein will become effective only upon the consummation of the Company’s previously-disclosed private offering of additional Senior Secured Notes due 2010 of TMEI and shares of the Company’s common stock, which is expected to occur on or about May 26, 2006. This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated (TMEI) is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. TMEI primarily targets medium-sized fields with proved or probable reserves and significant upside reserve potential. Its first major project is the South Alibek Field in Kazakhstan and it is currently pursuing additional projects in the Caspian Sea and surrounding regions.

For more information please contact the following:

Transmeridian Exploration Incorporated

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

397 N. Sam Houston Pkwy E., Suite 300

Houston, Texas 77060

Phone: (281) 999-9091

Fax: (281) 999-9094

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in TMEI’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission. Although TMEI believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by TMEI or any other person that the objectives and plans of TMEI will be achieved.

CONTACT: Transmeridian Exploration Incorporated (281) 999-9091